Exhibit 99.1
AMERICAN SHARED HOSPITAL SERVICES
REPORTS FOURTH QUARTER AND 2007 RESULTS
San Francisco, CA, March 3, 2008 — AMERICAN SHARED HOSPITAL SERVICES (AMEX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the fourth quarter and 2007.
Fourth Quarter Results
For the three months ended December 31, 2007, revenue increased to $8,311,000, which included $3,200,000 from the sale of a Leksell Gamma Knife PerfexionTM system to a clinical partner whose lease agreement on a Gamma Knife expired under its terms in January 2008. This compares to revenue of $4,793,000 for the fourth quarter of 2006.
The 6.6% increase in revenue for the fourth quarter of 2007 versus prior year, net of revenue from the sale of the Perfexion system, primarily reflected the contribution of the IGRT and related equipment and services AMS began supplying another current Gamma Knife customer in September 2007. AMS also completed the upgrade of a clinical partner site from the Gamma Knife to the Perfexion system in October 2007. “Due to its increased therapeutic utility, we believe that per-site revenue from the Perfexion system may ultimately exceed per-site revenue from the previous Gamma Knife models,” said Chairman and Chief Executive Officer Ernest A. Bates, M.D. He added that AMS expects to upgrade two additional sites to the Perfexion system over the next several quarters.
The increase in SG&A expenses for the fourth quarter of 2007 versus prior year primarily reflected higher business development costs. “In view of the expansion of AMS’ growth opportunity, we have increased our investment in marketing and intensified our efforts to win additional contracts from current and new clinical partners,” Dr. Bates said.
Net income for the fourth quarter of 2007 was $178,000, or $0.04 per diluted share, which reflected a 57% effective income tax rate. This compares to net income for the fourth quarter of 2006 of $347,000, or $0.07 per diluted share, which reflected a 50% effective income tax rate. The higher effective income tax rate for the fourth quarter of 2007 reflected adjustments to estimated income taxes for the year primarily due to higher-than- anticipated separate state income taxes at the subsidiary level.
“The new proton beam radiation therapy (PBRT) systems, Leksell Gamma Knife Perfexion systems, IGRT systems, and other next-generation devices for radiation oncology delivery now coming onto the market have the potential to dramatically improve patient outcomes in the treatment of many formerly intractable cancers and other life-threatening conditions. The incremental revenue we anticipated would be triggered by the introduction of the IGRT and Perfexion units has now begun. We expect AMS to be a major participant in this long-term growth opportunity, as we use our creative financing solutions to make the new systems available and affordable to clinical partners who might otherwise find the equipment beyond their reach,” Dr. Bates said.
2007 Results
For the twelve months ended December 31, 2007, revenue increased to $22,622,000 compared to $20,385,000 for 2006.
Net income for 2007 was $951,000, or $0.19 per diluted share, reflecting a 49% effective income tax rate. For 2006, net income was $1,656,000, or $0.33 per diluted share, reflecting a 42% effective income tax rate. The higher effective income tax rate for 2007 is primarily the result of higher than anticipated state income taxes at the subsidiary level. The Company currently expects its effective income tax rate for 2008 to be approximately 50%. This estimated rate will be reviewed and modified as necessary, at the end of each successive interim period in 2008, to the Company’s best estimate of its annual effective income tax rate.
Balance Sheet Highlights
At December 31, 2007, AMS reported cash, cash equivalents, and short and long-term securities of $10,010,000. At December 31, 2006, AMS reported cash, cash equivalents and short and long-term securities of $8,906,000. Shareholders’ equity at December 31, 2007 was $19,540,000, or $3.89 per outstanding share, compared to $19,009,000, or $3.78 per outstanding share, at December 31, 2006.
Earnings Conference Call
American Shared has scheduled a conference call at 12:00 p.m. PT (3:00 p.m. ET) today. To participate in the live call, dial (800) 588-4973 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company’s website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-8996, pass code 20893500.
About AMS
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery services, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century® concept. Through its preferred stock investment in Still River Systems, AMS also plans to complement these services with the Monarch 250TM proton beam radiation therapy (PBRT) system, which has not yet been approved by the FDA.
Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife business, the risks of developing its IMRT and The Operating Room for the 21st Century programs, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and 10-K/A for the year ended December 31, 2006, Form 10-Q for the three months ended March 31, 2007, June 30, 2007, and September 30, 2007 and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 14, 2007.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 826-5051
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE Fourth Quarter 2007 Financial Results	March 3, 2008 Page 3
Selected Financial Data
(unaudited)

	Summary of Operations Data
	Three months ended Dec. 31,		Twelve months ended Dec. 31,
	2007	2006	2007	2006
Revenue	$8,311,000	$4,793,000	$22,622,000	$20,385,000
Costs of revenue	5,875,000	2,479,000	13,354,000	10,365,000
Gross margin	2,436,000	2,314,000	9,268,000	10,020,000
Selling & administrative expense	1,238,000	894,000	4,646,000	3,995,000
Interest expense	575,000	498,000	1,946,000	2,161,000
Operating income	623,000	922,000	2,676,000	3,864,000
Interest & other income	14,000	63,000	328,000	308,000
Minority interest expense	(226,000)	(289,000)	(1,134,000)	(1,314,000)
Income before income taxes	411,000	696,000	1,870,000	2,858,000
Income tax expense	233,000	349,000	919,000	1,202,000
Net income	$178,000	$347,000	$951,000	$1,656,000

Earnings per common share:
Basic	$0.04	$0.07	$0.19	$0.33
Assuming dilution	$0.04	$0.07	$0.19	$0.33

	Balance Sheet Data
	12/31/07	12/31/06
Cash and cash equivalents	$6,340,000	$3,952,000
Securities-current maturities	$2,605,000	$1,574,000
Current assets	$14,937,000	$11,125,000
Securities-long term	$1,065,000	$3,380,000
Investment in preferred stock	$2,617,000	$2,000,000
Total assets	$63,044,000	$50,905,000

Current liabilities	$14,124,000	$11,666,000
Shareholders’ equity	$19,540,000	$19,009,000